 News Release – April 17, 2012

ThermoEnergy Contact

Ted Klowan: 508-854-1628

tklowan@thermoenergy.com

Investor Relations Contact

Chris Camarra: 212-398-3487

ccamarra@allianceadvisors.net

ThermoEnergy Corporation Announces 94% Revenue Increase for 2011

Worcester, MA, April 17, 2012 - ThermoEnergy Corporation (OTCBB: TMEN), a diversified technologies company engaged in the development and sale of disruptive wastewater treatment and power generation technologies in global markets, today announced revenue increased 94% to $5.6 million for the fiscal year ended December 31, 2011. Gross profit increased to $404,000 from $75,000 in 2010.

Mr. Cary Bullock, President and Chief Executive Officer of ThermoEnergy said, “We are pleased with our strong financial results in 2011 and expect that we will continue to increase revenue on an annualized basis in 2012. The fourth quarter of 2011 was our strongest revenue quarter to date, and during 2011 we successfully improved our balance sheet while eliminating our secured debt. During the year we achieved numerous milestones that we believe have positioned us for significant growth in 2012.”

Mr. Bullock continued, “We recently formed Unity Power Alliance, a company dedicated to developing, promoting, and commercializing pressurized oxy-combustion as a new, preferred clean combustion platform. We expect this solution to be utilized for repowering existing coal-fired power plants in the United States, and building new clean power plants around the world. Both our wastewater and power generation business lines are expected to have strong contract pipelines for 2012, and we plan on entering into several new ventures aimed at expanding our revenue base, including a pilot project for the treatment of fracking water and deployment of effluent emission solutions at palm oil plants in Latin America.”

Operational and Financial Highlights:

•	Full year revenues increased to $5.6M compared to $2.8M in 2010.
•	Gross profit for 2011 fiscal year increased 439% to $404,000.
•	Commissioned a $4M fresh water system in Africa.
•	Added seasoned industry veteran as our VP of Sales and Marketing, Alden Whitney.
•	Expanded our facility for anticipated growth.
•	Recently launched Unity Power Alliance, the company's vehicle to develop and commercialize its emissions-free, clean-combustion technologies.
o	Unity Power will seek the involvement of other major firms and organizations with an interest in promoting the technology.
•	Developing a pilot project for treating and reusing fracking water which management believes may result in a multiple system sale.
•	Signed a term sheet to deliver solutions to wastewater and effluent emission problems in South America.

Twelve Month Unaudited Financial Results for the Period Ended December 31, 2011

For the twelve month period ended December 31, 2011 the Company recorded revenues of $5,583,000, a 94% increase compared to $2,874,000 recorded in 2010. In 2011, ThermoEnergy completed engineering and design work on our NYCDEP contract and started system construction activities, which resulted in significantly higher revenues from the NYCDEP contract.

Gross profit increased for the fiscal year ended December 31, 2011 was $404,000 or 7.2% of revenues compared to gross profit of $75,000 or 2.6% in 2010. The increase is mainly due to higher gross margins realized on the NYCDEP contract in 2011 as we completed engineering and design work and shifted toward higher margin system construction activities in the third quarter of 2011.

General and administrative expenses totaled $4,806,000 in 2011, a decrease of $994,000 compared to 2010. The decrease is attributable to lower non-cash stock option expense in 2011 as certain tranches of stock options for our executive officers vested ratably in 2010 and ended in early 2011.

Engineering, research and development expenses totaled $299,000 in 2011, a decrease of $344,000 compared to 2010. Our engineering group was fully utilized in the first three quarters of 2011 performing design and system fabrication work related to our NYCDEP contract. Our engineering group was not fully utilized until the third quarter of 2010. As a result, we charged $679,000 of engineering costs to costs of revenues in 2011 compared to $324,000 in 2010.

Selling expenses totaled $2,406,000 in 2011, an increase of $1,125,000 compared to 2010. The increase is due to increased sales headcount in 2011, as we focused on building our sales force to generate new business, as well as increased marketing and business development activity in 2011, as we began to market our product offerings in Europe and Asia.

Net loss attributable to common stockholders for 2011 was $0.30/share as compared to a loss of $0.31/share for 2010. Weighted average shares outstanding for 2011 and 2010 were 56.8 million and 54.0 million, respectively.

We retired all of our secured debt in 2011 totaling $8.1 million. The Company had cash on hand at December 31, 2011 of $3.1 million.

The above 2011 financial results are unaudited. The audit is taking longer than expected as a result of management's discovery of certain errors in the accounting of our financing transactions. The financial results presented below include management's adjustments to date resulting in lower full year loss and an improvement to our balance sheet. None of the errors related to our cash position, revenues or loss from operations for any of the periods in which such errors occurred. We expect to file our 10-K within the next two weeks.

Please see our Form 8-K filed with the SEC on April 13th for additional details.

Investor Conference Call

The company will host a conference call this morning at 10:00 a.m. EDT. Management will make a brief presentation focusing on the company's results, strategies and operating plans. Those wishing to dial in to the call via telephone can do so at Toll Free: 1-877-941-1427. Toll/International: 1-480-629-9664 Conference ID: 4532077.

A live webcast will be available at: http://viavid.net/dce.aspx?sid=0000962C.

About ThermoEnergy

Founded in 1988, ThermoEnergy is a diversified technologies company engaged in the worldwide development, sales and commercialization of patented and/or proprietary municipal and industrial wastewater treatment and power generation technologies. Additional information on the Company and its technologies can be found on its website at www.thermoenergy.com.

THIS PRESS RELEASE INCLUDES STATEMENTS THAT MAY CONSTITUTE "FORWARD LOOKING" STATEMENTS, USUALLY CONTAINING THE WORDS "ESTIMATE", "PROJECT", "EXPECT" OR SIMILAR EXPRESSIONS. FORWARD LOOKING STATEMENTS INHERENTLY INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM CURRENT EXPECTATIONS. BY MAKING THESE FORWARD LOOKING STATEMENTS, THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE THESE STATEMENTS FOR REVISIONS OR CHANGES.

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THERMOENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)

Revenue	$2,008	$820	$5,583	$2,874
Less: cost of revenue	1,859	876	5,179	2,799
Gross profit	149	(56)	404	75

Operating Expenses:
General and administrative	1,213	1,949	4,806	5,800
Engineering, research and development	22	84	299	643
Sales and marketing	767	381	2,448	1,281
Total operating expenses	2,002	2,414	7,553	7,724

Loss from operations	(1,853)	(2,470)	(7,149)	(7,649)

Other income (expense):
Warrant expense	—	(107)	—	(107)
Gain on payroll tax settlement	—	2,263	—	2,263
Loss on extinguishment of debt	—	—	(5,751)	(614)
Derivative liability income (loss)	227	28	1,736	(293)
Equity in losses of joint venture	(3)	(7)	(389)	(74)
Interest and other expense, net	(108)	(1,065)	(1,319)	(2,311)
Total other Expenses	116	1,112	(5,723)	(2,201)

Net loss	(1,737)	(1,358)	(12,872)	(9,850)
Net loss attributable to noncontrolling interest		—	57	—

Net loss attributable to ThermoEnergy Corporation	(1,737)	(1,358)	(12,815)	(9,850)
Deemed dividend on Series B Convertible Preferred Stock			(4,271)	(6,900)

Net loss attributable to ThermoEnergy Corporation common stockholders	$(1,737)	$(1,358)	$(17,086)	$(16,750)

Net loss per share attributable to ThermoEnergy Corporation common stockholders, basic and diluted	$(0.03)	$(0.02)	$(0.30)	$(0.31)

Weighted average shares used in computing loss per share, basic and diluted	57,748,620	55,116,116	56,819,885	54,041,586

THERMOENERGY CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and par value amounts)

	December 31, 2011	December 31, 2010
ASSETS	(Unaudited)
Current Assets:
Cash	$3,056	$4,299
Accounts receivable, net	4,228	1,043
Costs in excess of billings	132	—
Inventories	167	65
Other current assets	590	289
Total Current Assets	8,173	5,696

Property and equipment, net	544	560
Other assets	72	61

TOTAL ASSETS	$8,789	$6,317

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current Liabilities:
Accounts payable	$2,640	$722
Convertible debt, current portion	1,250	—
Accrued payroll taxes	599	1,470
Billings in excess of costs	5,131	1,880
Derivative liability, current portion	600	—
Other current liabilities	1,234	1,995
Total Current Liabilities	11,454	6,067

Long Term Liabilities:
Derivative liability	94	2,852
Convertible debt, net	1,571	8,892
Other long term liabilities	160	180
Total Long Term Liabilities	1,825	11,924

Total Liabilities	13,279	17,991

Commitments and contingencies (Note 11)

Stockholders' Deficiency:
Preferred Stock:
Series A Convertible Preferred Stock	2	2
Series B Convertible Preferred Stock	117	60
Common Stock	85	55
Additional paid-in capital	99,320	79,345
Accumulated deficit	(103,990)	(91,118)
Treasury stock	(18)	(18)
Total ThermoEnergy Corporation Stockholders’ Deficiency	(4,484)	(11,674)
Noncontrolling interest	(6)	—
Total Stockholders’ Deficiency	(4,490)	(11,674)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIENCY	$8,789	$6,317

THERMOENERGY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2011	2010
Operating Activities:	(Unaudited)
Net loss	$(12,872)	$(9,850)
Adjustment to reconcile net loss to net cash used in operating activities:
Stock option expense	1,002	2,066
Warrant expense	—	107
Common stock issued for services	114	54
Gain on payroll tax settlement	—	(2,263)
Loss on extinguishment of debt	5,751	614
Loss on disposal of property, plant and equipment	62	—
Equity in losses of joint venture	389	74
Derivative liability (income) expense	(1,736)	293
Non-cash interest added to debt	245	941
Series B Preferred Convertible Stock and warrants issued for note holder settlement expenses	—	534
Purchase of treasury stock	—	(18)
Depreciation	89	52
Provision for inventory reserves	35	9
Amortization of discount on convertible debt	735	2,243
Increase (decrease) in cash arising from changes in assets and liabilities:
Accounts receivable	(3,079)	(1,036)
Costs in excess of billings	(238)	—
Inventories	(137)	—
Other current assets	(307)	(84)
Accounts payable	1,918	(90)
Billings in excess of costs	3,251	1,482
Other current liabilities	(1,303)	(707)
Other long-term liabilities	(20)	(49)

Net cash used in operating activities	(6,101)	(5,628)

Investing Activities:
Investment in joint venture	(400)	(61)
Purchases of property and equipment	(135)	(371)

Net cash used in investing activities	(535)	(432)

Financing Activities:
Proceeds from issuance of Series B Convertible Preferred Stock and warrants, net of issuance costs of $375	—	4,625
Proceeds from issuance of common stock, net of issuance costs of $196	2,436	—
Proceeds from issuance of convertible promissory notes	5,760	4,625
Payments on convertible promissory notes	(2,803)	—

Net cash provided by financing activities	5,393	9,250

Net change in cash	(1,243)	3,190
Cash, beginning of year	4,299	1,109
Cash, end of year	$3,056	$4,299

Supplemental schedule of non-cash financing activities:
Conversion of short-term borrowings and accrued interest to Series B Convertible Preferred Stock	$10,291	$1,900
Conversion of convertible notes and accrued interest to common stock	$—	$433
Debt discount recognized on short-term borrowings	$60	$3,053
Accrued interest added to debt	$153	$323